NATIONWIDE LIFE INSURANCE COMPANY

[ONE NATIONWIDE PLAZA

COLUMBUS, OHIO 43215]

STANDARD DEATH BENEFIT - RETURN OF PREMIUM WITH SPOUSAL PROTECTION FEATURE ENDORSEMENT

To Individual Single Purchase Payment Deferred Annuity Contract with Index-Linked Strategies

GENERAL INFORMATION REGARDING THIS ENDORSEMENT

This Standard Death Benefit - Return of Premium with Spousal Protection Feature Endorsement (this “Endorsement”) is made part of the Contract to which it is attached and is effective on the Date of Issue. To the extent any provisions contained in this Endorsement are contrary to or inconsistent with those of the Contract to which it is attached, the provisions of this Endorsement will control.

Terms not defined or described in this Endorsement have the meaning given to them in the Contract.

On the date the application is signed, the Annuitant must be no older than the Maximum Annuitant Age for Return of Premium Death Benefit shown on the Contract Specifications Page, and the Contingent Annuitant, if applicable, must be no older than the Maximum Contingent Annuitant Age for Return of Premium Death Benefit shown on the Contract Specifications Page. The benefits described in this Endorsement will cease upon termination of the Contract or Annuitization.

The value of the Death Benefit described in this Endorsement cannot be surrendered, in full or in part, until after the death of the Annuitant (or, if the spousal protection feature applies, after the death of either Co-Annuitant).

The benefits under this Endorsement will terminate upon assignment or a change in ownership of the Contract unless the new assignee or Contract Owner meets the qualifications specified in the Death Benefit section of this Endorsement.

Charge

There is no additional charge for this Endorsement.

DEFINITIONS

The following definition is added to the Contract:

Co-Annuitant - The person designated by the Contract Owner to receive the spousal protection feature. If there is a Co-Annuitant, references to Co-Annuitants will apply to both the Annuitant and Co-Annuitant, and references to a Co-Annuitant will apply to either of them, unless the context requires otherwise.

ENDORSEMENT PROVISIONS

Parties to the Contract

The following party is added to the Contract.

Co-Annuitant

Co-Annuitants may be named for the sole purpose of utilizing the spousal protection feature. The Co-Annuitants must be spouses and on the date the application is signed must each be no older than the Maximum Co-Annuitant Age for Return of Premium Death Benefit shown on the Contract Specifications Page. The spousal protection feature provides for the payment of the Death Benefit on the death of each Co-Annuitant.

VAZZ-0187AO	1	(Standard) (05/2022)

One of the Co-Annuitants must be treated as the Annuitant for purposes of payment under an annuity payment option.

Death Benefit

Prior to the Annuitization Date while the Contract is in force, the Death Benefit is equal to the greater of the following on the date the Death Benefit is payable:

1)	Contract Accumulation Value (or CAV); or

2)	the Purchase Payment made to the Contract reduced by any partial withdrawals in the proportion that such partial withdrawal reduced the Contract Value on the date of the partial withdrawal.

Unless a surviving spouse is continuing the Contract under the spousal protection feature (see the Spousal Protection section of this Endorsement), on the date the Death Benefit is payable, the Contract Value is adjusted to equal the greater of the Contract Accumulation Value on that date or the Purchase Payment reduced by the adjustment for any partial withdrawals. This adjustment to the Contract Value is considered payment of the Death Benefit. This adjustment can increase or decrease the Contract Value. The Death Benefit will be paid in accordance with the Death Benefit Payment Options section of the Contract.

After the Death Benefit is paid, any partial withdrawal or full surrender is treated as a Preferred Withdrawal.

If the Contract Owner is changed or the Contract is assigned prior to the death of the Annuitant, the Death Benefit will be the Surrender Value, except the Death Benefit will continue to be calculated as described in this Endorsement in the following circumstances:

1)

the new Contract Owner or assignee assumes full ownership of the Contract and is essentially the same person (e.g. an individual ownership changed to a personal revocable or irrevocable trust; a change to the Contract Owner’s spouse, or a spouse’s irrevocable or revocable trust, during the Contract Owner’s lifetime; a change to a court appointed guardian representing the Contract Owner during the Contract Owner’s lifetime; etc.);

2)	ownership of a Contract issued as an IRA or Roth IRA is being changed from one custodian to another, from the Contract Owner to a custodian, or from a custodian to the Contract Owner;

3)	the assignment is for the purpose of effectuating an exchange pursuant to Section 1035 of the Code; or

4)	the change is the removal of a Contract Owner when the Contract is jointly owned.

Spousal Protection

The spousal protection feature permits a surviving spouse to continue the Contract while receiving the Death Benefit upon the death of the other spouse. When the surviving spouse continues the Contract under the spousal protection feature, the Contract will remain allocated to the same Strategies through the end of the current Strategy Terms, and the Death Benefit will not be automatically reallocated to the Default Option. After the first Death Benefit is paid, any partial withdrawal or full surrender is treated as a Preferred Withdrawal. In order to take advantage of this benefit the following conditions will apply.

(1)	One or both of the spouses (or a revocable trust of which either or both of the spouses is/are grantor(s)) must be named as the Contract Owner.

(2)

The spouses must be Co-Annuitants. On the date the application is signed, the Annuitant and Co-Annuitant must be no older than the Maximum Annuitant Age for Return of Premium Death Benefit and the Maximum Co-Annuitant Age for Return of Premium Death Benefit shown on the Contract Specifications Page.

(3)	The spouses must be the Beneficiaries, except that a valid trust or custodial arrangement may be established if it is for the exclusive benefit of each spouse.

VAZZ-0187AO	2	(Standard) (05/2022)

(4)

No other person may be named as Contract Owner, Annuitant, Contingent Annuitant, or as primary Beneficiary, except that a Contract Owner or primary Beneficiary may be a valid trust or custodial arrangement established for the exclusive benefit of each spouse.

(5)	If both spouses are alive upon Annuitization, the Contract Owner must specify which spouse is the Annuitant upon whose continuation of life any annuity payments involving life contingencies depend.

(6)

Death of a Co-Annuitant - Prior to Annuitization, upon the death of a Co-Annuitant, the surviving spouse may continue the Contract as its sole Contract Owner. When a surviving spouse is continuing the Contract under the spousal protection feature, on the date the Death Benefit is payable, the Contract Accumulation Value is adjusted as follows:

a)	If the Contract Accumulation Value is greater than the Purchase Payment reduced by the adjustment for any partial withdrawals, no further adjustment is made to the Contract Accumulation Value.

b)

Otherwise, the Contract Accumulation Value is adjusted to equal the Purchase Payment reduced by the adjustment for any partial withdrawals. The adjustment to the Contract Accumulation Value, at a Strategy level, will be made proportionally to the Strategy Accumulation Value.

Note: The Strategy Value for each Strategy will equal its Strategy Accumulation Value divided by (1+ the Strategy Earnings Percentage (SEP)). The Contract Value will equal the sum of the Strategy Values for each of the Strategies.

The process described above is considered payment of the first Death Benefit. Thereafter, the Contract Accumulation Value may increase or decrease, and any partial withdrawal or full surrender is treated as a Preferred Withdrawal. The surviving spouse may then name a new Beneficiary but may not name another Co-Annuitant.

(7)

If a Co-Annuitant is added at any time after the Date of Issue a copy of the certificate of marriage must be provided and the date of marriage must be after the Date of Issue. In addition, the Co-Annuitant that is added must be, as of the date the application was signed, no older than the Maximum Co-Annuitant Age for Return of Premium Death Benefit indicated on the Contract Specifications Page.

The spousal protection feature, if applicable, pays a Death Benefit (in the form of a Contract adjustment, if any, or an actual payment) on the death of each Co-Annuitant. In no event will Nationwide pay the Death Benefit more than twice.

Executed for Nationwide by:

Secretary	President

VAZZ-0187AO	3	(Standard) (05/2022)